Exhibit 4.4

VERRA MOBILITY CORPORATION

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Inducement Award)

Verra Mobility Corporation, a Delaware corporation (the “Company”), has granted to the Participant an award (the “Award”) of certain Restricted Stock Units, each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows:

Participant:	Jon Newhard

Employee ID:	[________]

Date of Grant:	[________]

Total Number of Units:	[________] (each a “Unit”), subject to adjustment as provided by the Restricted Stock Units Agreement.

Settlement Date:	Except as provided by the Restricted Stock Units Agreement, the date on which a Unit becomes a Vested Unit.

Vesting Start Date:	[________]

Vested Units:

Except as provided in the Restricted Stock Units Agreement and provided that the Participant’s Service as the Company’s Chief Executive Officer has not terminated prior to the applicable date, the number of Vested Units (disregarding any resulting fractional Unit) shall cumulatively increase on each respective date set forth below by the Vested Percentage set forth opposite such date, as follows:

Vesting Date	Vested Percentage
Prior to first anniversary of Vesting Start Date	0%
On first anniversary of Vesting Start Date (the “Initial Vesting Date”)	33 1/3%
2nd anniversary of Vesting Start Date	33 1/3%
3rd anniversary of Vesting Start Date	33 1/3%

Superseding Agreement:	None.

Inducement Award. This Award constitutes an employment inducement award under NASDAQ Listing Rule 5635(c)(4) and is being granted as a material inducement to the Participant’s entering into employment with the Company. This Award has been approved by the Compensation Committee of the Board of Directors of Verra Mobility Corporation, consisting entirely of Independent Directors (as defined under applicable NASDAQ listing rules). This Award is not granted under the Verra Mobility Corporation 2018 Equity Incentive Plan or any other shareholder-approved equity compensation plan of the Company.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Restricted Stock Units Agreement (Inducement Award) (the “Agreement”), which is made a part of this document. The Participant represents that the Participant has read and is familiar with the provisions of the Agreement, and hereby accepts the Award subject to all of its terms and conditions.

VERRA MOBILITY CORPORATION	PARTICIPANT

By:
Name: [________]	Jon Newhard
Title: [________]	Date:
Date:	Address:

ATTACHMENTS: Restricted Stock Units Agreement (Inducement Award)

VERRA MOBILITY CORPORATION

RESTRICTED STOCK UNITS AGREEMENT

(Inducement Award)

Verra Mobility Corporation, a Delaware corporation (the “Company”), has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units (each a “Unit”) subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award constitutes an employment inducement award under NASDAQ Listing Rule 5635(c)(4). By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice and this Agreement, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice and this Agreement, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice or this Agreement.

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions.

Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Verra Mobility Corporation 2018 Equity Incentive Plan (the “Plan”), as amended to the Date of Grant, the provisions of which are incorporated herein by reference. For the avoidance of doubt, this Award constitutes an employment inducement award under NASDAQ Listing Rule 5635(c)(4) and is being granted as a material inducement to the Participant’s entering into employment with the Company. This Award has been approved by the Compensation Committee of the Board of Directors of Verra Mobility Corporation, consisting entirely of Independent Directors (as defined under applicable NASDAQ listing rules). This Award is not granted under the Verra Mobility Corporation 2018 Equity Incentive Plan or any other shareholder-approved equity compensation plan of the Company.

1.2	Construction.

Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	ADMINISTRATION

All questions of interpretation concerning the Grant Notice or this Agreement shall be determined by the Committee. All such determinations by the Committee shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to this Agreement or the Award (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation or election which is the responsibility of or which is allocated to the Company herein, provided such officer has apparent authority with respect to such matter, right, obligation or election.

3.	THE AWARD

3.1	Grant of Units.

On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Total Number of Units set forth in the Grant Notice, subject to adjustment as provided in Section 9. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.

3.2	No Monetary Payment Required.

The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered or future services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.

3.3	Inducement Award Status.

This Award is intended to constitute an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4) that is exempt from the NASDAQ stockholder approval requirements for equity compensation arrangements.

4.	VESTING OF UNITS

Units acquired pursuant to this Agreement shall become Vested Units as provided in the Grant Notice. For purposes of determining the number of Vested Units following an Ownership Change Event, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after the Ownership Change Event.

5.	COMPANY REACQUISITION RIGHT

5.1	Grant of Company Reacquisition Right.

Except to the extent otherwise provided by the Superseding Agreement, if any, in the event that the Participant’s Service terminates for any reason or no reason, with or without Cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units (“Unvested Units”), and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

5.2	Ownership Change Event, Non-Cash Dividends, Distributions and Adjustments.

Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 9, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of the Participant’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Vested Units following an Ownership Change Event, dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.

6.	SETTLEMENT OF THE AWARD

6.1	Issuance of Shares of Stock.

Subject to the provisions of Section 6.3, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock. The Settlement Date with respect to a Unit shall be the date on which such Unit becomes a Vested Unit as provided by the Grant Notice (an “Original Settlement Date”); provided, however, that if the tax withholding obligations of a Participating Company, if any, will not be satisfied by the share withholding method described in Section 7.3 and the Original Settlement Date would occur on a date on which a sale by the Participant of the shares to be issued in settlement of the Vested Units would violate the Trading Compliance Policy of the Company, then the Settlement Date for such Vested Units shall be deferred until the next day on which the sale of such shares would not violate the Trading Compliance Policy, but in any event on or before the 15th day of the third calendar month following the calendar year of the Original Settlement Date. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3, Section 7 or the Company’s Trading Compliance Policy.

6.2	Beneficial Ownership of Shares; Certificate Registration.

The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the foregoing, a certificate for the shares acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

6.3	Restrictions on Grant of the Award and Issuance of Shares.

The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

The Company intends to file a registration statement on Form S-8 (or such other form as may be available) to register the shares of Stock issuable upon settlement of the Units. Until such time as a registration statement is effective, the Company may impose such restrictions on the transferability of shares issued upon settlement as it determines are necessary or appropriate under applicable securities laws.

6.4	Fractional Shares.

The Company shall not be required to issue fractional shares upon the settlement of the Award.

7.	TAX WITHHOLDING

7.1	In General.

At the time the Grant Notice is executed, or at any time thereafter as requested by a Participating Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of Units or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company have been satisfied by the Participant.

7.2	Assignment of Sale Proceeds.

Subject to compliance with applicable law and the Company’s Trading Compliance Policy, if permitted by the Company, the Participant may satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units.

7.3	Withholding in Shares.

The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a Fair Market Value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates if required to avoid liability classification of the Award under generally accepted accounting principles in the United States.

8.	EFFECT OF CHANGE IN CONTROL

In the event of a Change in Control, the Award shall be treated as set forth in Section 13 of the Plan.

9.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE

The Award shall be subject to and treated as set forth in Section 4.3 of the Plan.

10.	RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT

The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 9. The Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

11.	LEGENDS

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

12.	COMPLIANCE WITH SECTION 409A

It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Award that may result in Section 409A Deferred Compensation shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A, the following shall apply:

12.1	Separation from Service; Required Delay in Payment to Specified Employee.

Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Participant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

12.2	Other Changes in Time of Payment.

Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with the Section 409A Regulations.

12.3	Amendments to Comply with Section 409A; Indemnification.

Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

12.4	Advice of Independent Tax Advisor.

The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award. The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

13.	MISCELLANEOUS PROVISIONS

13.1	Termination or Amendment.

The Committee may terminate or amend this Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may have a materially adverse effect on the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A. No amendment or addition to this Agreement shall be effective unless in writing.

13.2	Nontransferability of the Award.

Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

13.3	Further Instruments.

The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13.4	Binding Effect.

This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5	Delivery of Documents and Notices.

Any document relating to this Award or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)

Description of Electronic Delivery and Signature. The Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Award as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Award, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. Any and all such documents and notices may be electronically signed.

(b)

Consent to Electronic Delivery and Signature. The Participant acknowledges that the Participant has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the documents described therein and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 13.5(a). The Participant agrees that any and all such documents requiring a signature may be electronically signed and that such electronic signature shall have the same effect as a handwritten signature for the purposes of validity, enforceability and admissibility. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).

13.6	Integrated Agreement.

The Grant Notice and this Agreement shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company with respect to such subject matter. To the extent contemplated herein or therein, the provisions of the Grant Notice and this Agreement shall survive any settlement of the Award and shall remain in full force and effect.

13.7	Applicable Law.

This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

13.8	Counterparts.

The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.